Exhibit 99.1

MediaAdvisory

TC PipeLines, LP to Present at the 2009
Master Limited Partnership Investor Conference

OMAHA, Nebraska – September 14, 2009 – TC PipeLines, LP (Nasdaq: TCLP) (The Partnership) will present at the 2009 Master Limited Partnership Investor Conference. Mark Zimmerman, president of the general partner, will present an overview of the Partnership's business, commencing at approximately 11:15 a.m. Eastern Time on Thursday, September 17, 2009.

The event, hosted by the National Association of Publicly Traded Partnerships, will take place September 16-17, 2009 at the Hyatt Regency in Greenwich, Connecticut.

The presentation will be webcast live and be available for replay via the Partnership's website at www.tcpipelineslp.com. The presentation handout will be available on the Partnership's website after 6 p.m. Eastern on September 16, 2009.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), Tuscarora Gas Transmission Company (100 per cent ownership) and North Baja Pipeline, LLC (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada’s Gas Transmission Northwest System, to markets in Oregon, Northern California, and Northwestern Nevada. North Baja is an 80-mile natural gas pipeline that extends from Southwestern Arizona to a point on the California/Mexico border and connects with a natural gas pipeline system in Mexico. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Inquiries:	Cecily Dobson/Terry Cunha	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	Terry Hook	(877) 290-2772 investor_relations@tcpipelineslp.com